UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2026

ARRIVENT BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41929	86-3336099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 Campus Boulevard, Suite 100 Newtown Square, PA	19073
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (628) 277-4836

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AVBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On November 9, 2026, ArriVent BioPharma, Inc. (the “Company”) issued a press release announcing its financial results for the third quarter ended September 30, 2026. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information contained in this Item 2.02 and in the press release furnished as Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended, or incorporated by reference in any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2026, Stuart Lutzker, M.D., Ph.D. notified the Company of his intention to retire from the position of President, Research and Development of the Company and as a director of the Company, effective as of December 1, 2026 (the “Retirement Date”). Dr. Lutzker’s departure was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

In connection with Dr. Lutzker’s retirement from the Company, the Company intends to enter into a retirement agreement with Dr. Lutzker (the “Retirement Agreement”). Under the terms of the Retirement Agreement, the Company would pay Dr. Lutzker, in consideration for, among other things, his performance of duties requested by the Company until the Retirement Date, his compliance with certain restrictive covenants, and a typical release of claims, a one-time payment of $428,438.21.

In connection with Dr. Lutzker’s departure, the Company also announced that Priti Patel, M.D., the Company’s Chief Medical Officer, will be assuming the role and responsibility of leading the Company’s research and development function, effective as of December 1, 2026.

Dr. Patel, age 51, is an experienced biopharmaceutical executive with extensive expertise in clinical development, oncology, and hematology drug development. She brings a strong track record of leadership in advancing clinical development programs and shaping medical and clinical strategies across biotechnology and pharmaceutical organizations.

Prior to joining the Company in January 2026, Dr. Patel served as an independent consultant to biotechnology companies from April 2023 until January 2026, as Chief Medical Officer of Neoleukin Therapeutics from May 2021 to April 2023, as well as Vice President and Head of Hematology Clinical Development at AstraZeneca, following earlier roles at Acerta Pharma B.V., an AstraZeneca group company.

Dr. Patel holds a Bachelor of Arts in Public Health from The Johns Hopkins University, a Master of Public Health from the Johns Hopkins Bloomberg School of Public Health, and a Doctor of Medicine from the University of Vermont College of Medicine.

There are no transactions to which we are a party and in which Dr. Patel has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Except as discussed above, Dr. Patel has not previously held any positions with us, and Dr. Patel has no family relationship with any of our directors or executive officers.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated November 9, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARRIVENT BIOPHARMA, INC.

By:	/s/ Winston Kung
Winston Kung
Chief Financial Officer and Treasurer

Date: November 9, 2026